UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2010

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2010, our operating partnership, Chesapeake Lodging, L.P., entered into a credit agreement to obtain a $115 million, two year senior secured revolving credit facility with a lending syndicate. The Company and certain of its indirect subsidiaries serve as guarantors of borrowings under the credit facility. Additional information regarding the credit facility and the terms of the credit agreement appears below in Item 2.03 and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 30, 2010, an indirect, wholly owned subsidiary of Chesapeake Lodging Trust (the “Company”) acquired the 153-room Courtyard Anaheim at Disneyland Resort hotel from Mantra, LLC for a purchase price of $25.0 million, plus customary pro-rated amounts and closing costs. The Company funded the purchase price by a borrowing under the Company’s credit facility described below in Item 2.03.

On July 30, 2010, an indirect, wholly owned subsidiary of the Company acquired the 430-room Boston Marriott Newton hotel from CR/TPG Newton Hotel LLC for a purchase price of $77.25 million, plus customary pro-rated amounts and closing costs. The Company funded the purchase price by a borrowing under the Company’s credit facility.

A copy of the Company’s press release announcing these transactions is filed as Exhibit 99.1 to this report and incorporated herein by reference. Financial information relating to the acquired hotels is set forth below under Item 9.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Wells Fargo Securities, LLC and J.P. Morgan Securities Inc. served as joint bookrunners and lead arrangers for the facility, and Wells Fargo Bank, N.A. is the administrative agent. Amounts we borrow under the facility (i) are secured by cross-collateralized, first mortgage liens on our existing hotel properties, the Hyatt Regency Boston, the Hilton Checkers Los Angeles, the Courtyard Anaheim at Disneyland Resort and the Boston Marriott Newton, and related equipment, fixtures, personal property and other assets; (ii) may, in the future, be secured by other hotels we may acquire and include as collateral for the facility, if approved by our lenders, and (iii) are fully recourse to us. We expect to use this credit facility to fund hotel acquisitions, capital expenditures and for general corporate purposes.

Key terms of the credit facility include the following:

•	Up to $115 million facility availability;

•	term of two years with a one-year repayment extension option at our option, subject to payment of an extension fee of 0.5% of the facility;

•	cross-collateralized, first mortgage liens on the fee or leasehold interests in a portfolio of hotel properties;

•	interest rate of LIBOR + 3.75%, subject to a LIBOR floor of 2.00%; and

•	representations, warranties, covenants, terms and conditions customary for transactions of this type.

Availability under the credit facility is limited to the least of the following: (a) the sum of (i) 50% of the “as-is” appraised value of the collateral properties other than the Hyatt Regency Boston and (ii) the lesser of (x) the “as is” appraised value of the Hyatt Regency Boston or (y) $100 million; (b) the sum of (i) with respect to the Hyatt Regency Boston, $50 million and (ii) with respect to all other collateral properties, 50% of the aggregate purchase prices of the other collateral properties; or (c) the adjusted net operating income of the collateral properties divided by 0.155. The credit agreement also requires at least three properties in the collateral pool at all times. Approval of the lenders holding at least 75% of the commitments under the credit facility is required to add a property until there are seven properties in the collateral pool. Approval of the lenders holding at least 66 2/3% of the commitments is required to add a property after there are seven or more properties in the collateral pool.

The various financial and non-financial covenants that will be tested quarterly based on trailing four fiscal quarters of operations include:

•	financial covenants that:

•

prevent us from incurring Funded Debt (which term includes, among other items, guarantees and preferred shares subject to mandatory sinking fund, redemption or acceleration provisions as well as obligations for money borrowed) in excess of 6.5 times EBITDA (calculated as net income before noncontrolling interests and preferred share distributions (including deductions for property-level management fees and franchise fees but excluding extraordinary gains or losses and certain nonrecurring items), plus GAAP interest expense, income taxes, depreciation and amortization and other non-cash charges for share-based compensation) through the first quarter of 2011, with such ceiling ratio ratably decreasing over the next five fiscal quarters to 5.0 times EBITDA after the first quarter of 2012;

•

require us to maintain a ratio of Total Indebtedness (which term includes, in addition to obligations in respect of money borrowed and among other items, trade payables more than 60 days old and equipment leases, in each case, representing extensions of credit, capitalized lease obligations, liabilities in respect of off-balance-sheet arrangements, obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of mandatorily redeemable stock, net obligations under derivative contracts, and other debt guaranteed by or recourse to us or by which our properties are subject) to Total Assets (which term limits the value of assets comprising the collateral pool to the lesser of the GAAP book value or the appraised value of each such asset) of not more than 45%;

•

require us to maintain a fixed charge coverage ratio of consolidated Adjusted EBITDA (calculated as EBITDA less a reserve for furniture, fixtures and equipment set at 4.0% of our total revenues) to fixed charges of not less than 1.6 to 1.0;

•

require us to maintain a minimum tangible net worth equal to at least 85% of the net cash proceeds from the IPO, the concurrent private placements and senior management, plus 85% of the net cash proceeds to us from future equity offerings;

•

limit our ability to make certain permitted investments, prior to the first to occur of (a) our acquisition of properties for aggregate purchase prices of $300 million or more and (b) the first anniversary of the closing of the credit facility, to no more than 25% of total assets, as follows: (i) joint ventures or unconsolidated subsidiaries (15%), (ii) mortgage notes (20%), (iii) redevelopment properties based on budgeted construction costs (5%) and (iv) unimproved land (2.5%);

•

limit our ability to make certain permitted investments after the first to occur of (a) our acquisition of properties for aggregate purchase prices of $300 million or more and (b) the first anniversary of the closing of the credit facility, as follows: (i) no more than 25% of total assets to new properties (defined as hotel properties not open or operating for business for the immediately-preceding two years due to ground-up construction or substantial renovations) or properties subject to major renovations, either planned by us during the next three years or recommended by a property condition report; and (ii) no more than 25% of total assets in the aggregate to (a) joint ventures or unconsolidated subsidiaries (15%); (b) ground-leased properties (15%); (c) mortgage notes (10%); (d) redevelopment properties based on the budgeted construction costs (5%) and (e) unimproved land (2.5%); and

•	prohibit us from making annual distributions to our shareholders in excess of 90% of our FFO or the minimum amount necessary to maintain our REIT status; and

•	financial covenants on the properties comprising the collateral pool, that:

•

after five or more properties are included in the collateral pool, limit the new properties or properties scheduled for major renovation within three years of acquisition to no more than 25% of the aggregate as-is appraised value of the collateral pool;

•	limit the maximum loan-to-value ratio to 50% of the aggregate as-is appraised value of the collateral pool;

•

after five or more properties are included in the collateral pool, limit any single property to no more than 35% of the aggregate as-is appraised value or adjusted net operating income of the collateral pool;

•	require us to maintain a minimum debt service coverage ratio of 1.55 to 1; and

•

after five or more properties are included in the collateral pool, limit the concentration of properties in one MSA or top 25 market to (a) no more than 40% of our adjusted net operating income or (b) the aggregate as-is appraised value of the collateral pool.

The credit agreement also includes customary events of default, including but not limited to: (a) failure to make payments when due; insolvency; voluntary bankruptcy; changes in ownership, control or management of us or our operating partnership; and further encumbrances on the property or any direct or indirect interests in our operating partnership; and (b) following reasonable and customary opportunities to cure, breach of covenants; breach of representations and warranties; breach of any guarantees; involuntary bankruptcy; and certain judgments and attachments. The occurrence of an event of default may accelerate our repayment obligations, result in the termination of the credit facility and allow the lenders to exercise all rights and remedies available to them with respect to the collateral.

As of July 30, 2010, we had $105 million in outstanding borrowings under the credit facility after receiving an initial advance at closing to fund the acquisitions of the Courtyard Anaheim at Disneyland Resort and Boston Marriott Newton acquisitions described above.

The foregoing description of the credit agreement and the credit facility is qualified in its entirety by the full terms and conditions of the credit agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Courtyard Anaheim at Disneyland Resort

Report of Independent Auditors

Balance Sheets as of March 31, 2010 (Unaudited) and December 31, 2009 and 2008

Statements of Operations for the three-month periods ended March 31, 2010 and 2009 (Unaudited), and for the years ended December 31, 2009 and 2008

Statements of Net Assets for the three-month period ended March 31, 2010 (Unaudited) and for the years ended December 31, 2009 and 2008

Statements of Cash Flows for the three-month periods ended March 31, 2010 and 2009 (Unaudited), and for the years ended December 31, 2009 and 2008

Notes to Financial Statements

Boston Marriott Newton

Report of Independent Auditors

Balance Sheets as of March 31, 2010 (Unaudited), December 31, 2009 and January 2, 2009

Statements of Operations for the three-month periods ended March 31, 2010 and March 27, 2009 (Unaudited), for the periods from July 16, 2009 through December 31, 2009 and January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009

Statements of Net Assets for the three-month period ended March 31, 2010 (Unaudited), for the periods from July 16, 2009 through December 31, 2009 and January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009

Statements of Cash Flows for the three-month periods ended March 31, 2010 and March 27, 2009 (Unaudited), for the periods from July 16, 2009 through December 31, 2009 and January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009

Notes to Financial Statements

(b) Pro forma financial information.

Chesapeake Lodging Trust

Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2010

Unaudited Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2010

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009

(d) Exhibits.

Incorporated by reference to the Exhibit Index filed herewith and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2010	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Credit Agreement, dated July 30, 2010, by and among Chesapeake Lodging, L.P., as borrower, the financial institutions parties hereto and their assignees under section 13.6, as lenders and Wells Fargo Bank, N.A., as administrative agent.

23.1	Consent of Ernst & Young LLP (Boston Marriott Newton)

23.2	Consent of Ernst & Young LLP (Courtyard Anaheim at Disneyland Resort)

99.1	Press release issued August 2, 2010

Report of Independent Auditors

To Tarsadia Hotels (as agent for the Courtyard Anaheim):

We have audited the accompanying balance sheets of the Courtyard Anaheim (the Hotel), as of December 31, 2009 and 2008, and the related statements of operations, net assets and cash flows for each of the two years then ended. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Hotel’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Hotel at December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

April 28, 2010

1

Courtyard Anaheim

Balance Sheets

	March 31, 2010 (Unaudited)	December 31, 2009	December 31, 2008
Assets
Real estate, net	$13,475,574	$13,729,191	$14,740,516
Cash and cash equivalents	88,183	188,887	390,862
Restricted cash	50,000	50,000	50,000
Accounts receivable, net	166,862	170,045	145,196
Inventory	122,397	128,060	163,039
Prepaid expense and other assets	182,176	170,079	383,456

Total assets	$14,085,192	$14,436,262	$15,873,069

Liabilities and net assets
Liabilities:
Accounts payable	$111,204	$96,288	$105,050
Accrued expenses and other liabilities	2,011,213	2,079,296	2,946,400
Mortgage loan payable	21,851,667	24,166,667	25,000,000

Total liabilities	23,974,084	26,342,251	28,051,450
Net assets	(9,888,892)	(11,905,989)	(12,178,381)

Total liabilities and net assets	$14,085,192	$14,436,262	$15,873,069

See accompanying notes to financial statements.

2

Courtyard Anaheim

Statements of Operations

	For the Three-Month Period Ended		Year Ended
	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)	December 31, 2009	December 31, 2008
Departmental revenues:
Rooms	$1,164,055	$1,140,417	$4,623,934	$5,677,984
Food and beverage	113,716	118,827	455,055	543,217
Telecommunications	1,727	1,960	7,459	11,741
Other	70,049	80,578	340,654	383,288

Total departmental revenues	1,349,547	1,341,782	5,427,102	6,616,230

Departmental expenses:
Rooms	281,735	267,905	1,060,553	1,255,566
Food and beverage	88,226	90,091	350,114	464,332
Telecommunications	8,026	9,934	38,143	29,111
Other	13,758	13,019	56,889	57,482

Total departmental expenses	391,745	380,949	1,505,699	1,806,491

Operating expenses:
Administrative and general	97,061	112,646	375,264	450,103
Marketing and sales	144,639	169,986	636,131	830,224
Depreciation	255,795	255,256	1,022,103	1,019,644
Property operation and maintenance	58,924	62,353	235,724	249,037
Utilities	48,127	68,253	183,340	205,957
Management fee	40,486	40,253	162,813	198,487
Real estate and other property taxes	45,945	45,574	182,296	177,809
Amortization	20,470	20,470	81,880	81,880
Other fixed expense	12,590	2,663	36,365	227,933
Insurance	10,802	11,038	43,523	42,968

Total operating expenses	734,839	788,492	2,959,439	3,484,042

Other (expenses) income:
Interest expense	(293,701)	(344,556)	(1,471,441)	(1,475,107)
Gain (loss) on derivatives	210,164	210,164	840,654	(2,758,859)

	(83,537)	(134,392)	(630,787)	(4,233,966)

Net income (loss)	$139,426	$37,949	$331,177	$(2,908,269)

See accompanying notes to financial statements.

3

Courtyard Anaheim

Statements of Net Assets

Balance at January 1, 2008	$(8,530,744)
Contributions (distributions), net	(739,368)
Net loss	(2,908,269)

Balance at December 31, 2008	(12,178,381)
Contributions (distributions), net	(58,785)
Net income	331,177

Balance at December 31, 2009	(11,905,989)
Contributions (distributions), net	1,877,671
Net income	139,426

Balance at March 31, 2010 (unaudited)	$(9,888,892)

See accompanying notes to financial statements.

4

Courtyard Anaheim

Statements of Cash Flows

	For the Three-Month Period Ended
	March 31, 2010 (Unaudited)	March 31, 2009 (Unaudited)	Year Ended
			December 31, 2009	December 31, 2008
Operating activities
Net income (loss)	$139,426	$37,949	$331,177	$(2,908,269)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	255,795	255,256	1,022,103	1,019,644
Amortization	20,470	20,470	81,880	81,880
(Gain) loss on derivatives	(210,164)	(210,164)	(840,654)	2,758,859
Changes in operating assets and liabilities:
Accounts receivable	3,183	28,621	(24,849)	141,473
Inventory	5,664	26,936	34,979	(36,623)
Prepaid expense and other assets	(32,567)	113,165	131,498	25,285
Accounts payable and accrued expenses	156,996	54,546	(35,212)	(126,729)

Net cash provided by operating activities	338,803	326,779	700,922	955,520

Investing activities
Building improvement costs and equipment purchases	(2,178)	—	(10,779)	(19,335)

Net cash used in investing activities	(2,178)	—	(10,779)	(19,335)

Financing activities
Repayment of loans	(2,315,000)	(208,333)	(833,333)	—
Capital contributions (distributions), net	1,877,671	(136,845)	(58,785)	(739,368)

Net cash used in financing activities	(437,329)	(345,178)	(892,118)	(739,368)

Net (decrease) increase in cash and cash equivalents	(100,704)	(18,399)	(201,975)	196,817
Cash and cash equivalents at beginning of period	188,887	390,862	390,862	194,045

Cash and cash equivalents at end of period	$88,183	$372,463	$188,887	$390,862

Supplemental cash flow information
Cash paid for interest	$293,701	$344,556	$1,471,441	$1,475,107

See accompanying notes to financial statements.

5

Courtyard Anaheim

Notes to the Financial Statements

March 31, 2010 (unaudited) and December 31, 2009 and 2008

1. Organization

The financial statements of the Courtyard Anaheim (the Hotel), present the financial position, results from operations and cash flows of the Hotel’s operations. The Hotel is a limited service hotel with 153 rooms located in Anaheim, California situated on approximately 2.3 acres of land at 2045 South Harbor Boulevard, in close proximity to the Anaheim Disney Resort and Disney theme parks.

The Hotel is managed and operated by Tarsadia Hotels.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared for purposes of enabling Chesapeake Lodging Trust to comply with certain requirements of the Securities and Exchange Commission. The financial statements of the Hotel are prepared in conformity with U.S. generally accepted accounting principles (GAAP). The financial statements include the assets, liabilities and results of operations of the Hotel and not the accounts of the limited liability company that owns the Hotel.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realizability of accounts receivable, useful lives of real estate for purposes of determining depreciation expense and assessments as to whether there is impairment in the value of long-lived assets. Actual results could differ from those estimates.

Courtyard Anaheim

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Real Estate

Real estate is stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are as follows:

Classification	Years

Building	39
Building improvements	15
Furniture, fixtures and equipment	5–7

Maintenance, minor repairs and replacements are expensed when incurred.

The Hotel reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposal is less than its carrying amount. No impairment loss has been identified or recorded in 2010, 2009 or 2008.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, cash held in financial institutions and other highly liquid investments with an initial maturity of three months or less when purchased. The cash balance may at times exceed federal depository insurance limits.

Restricted Cash

Restricted cash represents utility deposits. This restricted cash balance is not available for use in the Hotel’s operations.

Courtyard Anaheim

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Hotel income represents revenue derived from room, food, beverage and parking. Room revenue is recognized as room-stays occur. Food, beverage and parking revenue are recognized when services have been provided. Deposits received for future services are recorded within accounts payable and accrued expenses and are recognized as revenue when the services are provided. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible. The Hotel determined that no allowance for doubtful accounts was necessary as of March 31, 2010 (unaudited), December 31, 2009 and 2008.

Deferred Financing Costs

Deferred financing costs include fees and costs incurred to obtain financing and are amortized over the term of the related debt using the straight-line method, which approximates the effective-interest method. Amortization expense related to deferred financing cost was $19,470 (unaudited) and $19,470 (unaudited) for the three months ended March 31, 2010 and 2009, respectively, and $77,880 and $77,880 for the years ended December 31, 2009 and 2008, respectively. Accumulated amortization was $175,230 (unaudited) as of March 31, 2010, and $155,760 and $77,880 as of December 31, 2009 and 2008, respectively.

Income Taxes

The owner of the Hotel is a limited liability company (the LLC) and under the existing provisions of the Internal Revenue Code, income and losses of the LLC flow through to the members of the LLC; accordingly, no provision for income taxes has been provided for in the accompanying statements of the Hotel.

Fair Value of Financial Instruments

As cash equivalents have maturities of less than three months, the carrying value of cash and cash equivalents approximates fair value. The fair values of the Hotel’s other financial instruments (including such items in the financial statement captions as accounts receivable, accounts payable and accrued expenses, and tenant deposits and prepaid rents) approximate their

Courtyard Anaheim

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

carrying values based on their nature and terms. Based upon management’s estimate of borrowing rates and loan terms currently available for fixed rate financing, the fair value of the fixed rate mortgage loan payable (fixed via swap contract) approximates its carrying value as of March 31, 2010 and December 31, 2009 (see Notes 4 and 5).

New Accounting Pronouncements

Effective July 1, 2009, the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC or Codification) is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. The adoption of the FASB ASC does not impact the Hotel’s financial statements; however, the Hotel’s references to accounting literature within its notes to the financial statements reflect the Codification as of and for the years ended December 31, 2009 and 2008.

The Hotel adopted FAS No. 157 or ASC 820, on January 1, 2008, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption did not have a material impact on the financial statements.

The Hotel adopted FAS No. 141(R), or ASC 805, on January 1, 2009. This topic significantly changed how a reporting enterprise accounts for the acquisition of a business in fiscal years beginning after December 31, 2008. It applies to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which was the beginning of the 2009 fiscal year. The adoption of this topic did not have a material impact on the financial statements.

The Hotel adopted FAS No. 160 or ASC 820-10-65-1, on January 1, 2009, which establishes new accounting and reporting standards for noncontrolling interests, previously known as minority interests, in a subsidiary and for the deconsolidation of a subsidiary. This topic is applied prospectively for fiscal years and interim periods within those fiscal years, beginning with the current fiscal year, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented. The adoption of this topic did not have a material impact on the financial statements.

Courtyard Anaheim

Notes to Financial Statements (continued)

3. Real Estate

Real estate at March 31, 2010 (unaudited), December 31, 2009 and 2008, is comprised of the following:

	March 31, 2010 (unaudited)	December 31, 2009	December 31, 2008

Land	$2,480,169	$2,480,169	$2,480,169
Building	10,820,804	10,820,804	10,820,804
Furniture, fixtures and equipment	3,996,421	3,994,243	3,983,464

Total real estate	17,297,394	17,295,216	17,284,437
Accumulated depreciation	(3,821,820)	(3,566,025)	(2,543,921)

Real estate, net	$13,475,574	$13,729,191	$14,740,516

Depreciation expense related to real estate totaled $255,795 (unaudited) and $255,256 (unaudited) for the three months ended March 31, 2010 and 2009, and $1,022,103 and $1,019,644, for the years ended December 31, 2009 and 2008, respectively.

4. Loan Payable

At December 31, 2009 and 2008, the mortgage bank loan payable was $24,166,667 and $25,000,000, respectively, bearing interest at a rate of 30-day London Interbank Offered Rate (LIBOR) plus 2.00%, with monthly principal payments amortized over 30 years, maturing on December 31, 2011. The interest rate is fixed via a swap contract at a rate of 5.99% through its contract termination date of January 3, 2011.

The Hotel was in compliance with debt covenants for the years ended December 31, 2009 and 2008.

Courtyard Anaheim

Notes to Financial Statements (continued)

4. Loan Payable (continued)

As of December 31, 2009, the principal repayments required for the next five years and thereafter, are as follows:

2010	$1,260,000
2011	1,260,000
2012	21,646,667

Total	$24,166,667

On January 29, 2010, the loan was paid down by $2,000,000 in exchange for a modification of certain loan terms including an extended maturity date of December 31, 2012. The loan under the modified terms requires monthly principal payments of $105,000. Interest under the modified terms is payable monthly at a rate of 30-day LIBOR plus a margin of 2.0% in 2010, plus a margin of 2.5% in 2011 and plus a margin of 3.5% thereafter. The mortgage bank loan is collateralized by the Hotel’s buildings, structures, land and other tangible property. As of March 31, 2010, the mortgage loan balance was $21,851,667 (unaudited).

5. Interest Rate Hedge Contractual Obligation

The levels of fair value inputs used to measure the Hotel’s financial assets and liabilities investments are characterized in accordance with the fair value hierarchy established by FAS No. 157 or ASC 820. The Hotel uses its judgment and considers factors specific to the financial assets and liabilities measured at fair value in determining the significance of an input to the fair value measurements.

As of March 31, 2010, December 31, 2009 and 2008, the Hotel has an interest rate swap relating to its debt. The fair value of the interest rate swap liability was approximately $1,708,041 (unaudited), $1,918,205 and $2,758,859 as of March 31, 2010, December 31, 2009 and 2008, respectively. During the three months ended March 31, 2010, and the year ended December 31, 2009 and 2008, an unrealized income (loss) on derivatives of $210,164 (unaudited), $840,654 and $(2,758,859), respectively, was recorded in net income. The valuation was based on Level 2 prevailing market data.

Courtyard Anaheim

Notes to Financial Statements (continued)

6. Commitments and Contingencies

Management Agreement

The Hotel is managed by a third party, Tarsadia Hotels (the Manager). The management agreement (the Agreement) provides for base management fee payments equal to 3% of gross revenues, as defined by the Agreement. The Agreement also provides for an incentive fee, negotiated between the Manager and the owner of the Hotel, on an annual basis. The Agreement automatically renews for additional one-year periods unless otherwise terminated by the owner of the Hotel. The Agreement can be terminated without payment of a fee for failure to perform, sale of the Hotel or an event of default. The financial statements reflect base management fees of $40,486 (unaudited) and $40,253 (unaudited) for the three months ended March 31, 2010 and 2009, respectively, and $162,813 and $198,487 incurred and paid during the years ended December 31, 2009 and 2008, respectively.

Litigation

The Hotel is subject to legal proceedings and claims that arise in the normal course of business. As of March 31, 2010, December 31, 2009 and 2008, management is not aware of any asserted or pending litigation or claims against the Hotel that it expects to have a material adverse effect on the Hotel’s combined financial condition, results of operations or liquidity.

7. Subsequent Events

On April 14, 2010, the LLC of the Hotel entered into a purchase agreement with Chesapeake Lodging Trust for the sale of the Hotel for $25,000,000.

The Hotel evaluated subsequent events through April 28, 2010, for inclusion in the financial statements.

Report of Independent Auditors

To the Owners of Boston Marriott Newton

We have audited the accompanying balance sheets of Boston Marriott Newton (the Hotel) as of December 31, 2009 and January 2, 2009, and the related statements of operations, changes in net assets, and cash flows for the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009. These financial statements are the responsibility of the Hotel’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Hotel’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Hotel’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boston Marriott Newton as of December 31, 2009 and January 2, 2009, and the results of its operations and its cash flows for the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

July 30, 2010

Boston Marriott Newton

Balance Sheets

	March 31, 2010 (Unaudited)	December 31, 2009	Predecessor
			January 2, 2009

Assets
Property and equipment, net	$48,173,559	$44,576,807	$20,858,657
Cash	1,079,920	888,037	1,077,788
Accounts receivable, net	720,941	406,802	551,587
Inventory	58,324	51,696	80,860
Prepaid expense and other assets	302,321	358,189	606,545
Deferred financing cost, net	317,902	330,618	—
Restricted cash	684,532	782,287	—

Total assets	$51,337,499	$47,394,436	$23,175,437

Liabilities and net assets
Liabilities:
Accounts payable	$226,631	$735,663	$416,176
Advanced deposits	272,275	220,110	265,996
Accrued expenses and other liabilities	2,002,586	950,955	1,634,608
Construction loan payable	1,150,098	1,269,894	—
Mortgage loan payable	18,549,206	14,489,491	—

Total liabilities	22,200,796	17,666,113	2,316,780
Net assets	29,136,703	29,728,323	20,858,657

Total liabilities and net assets	$51,337,499	$47,394,436	$23,175,437

See notes to financial statements

2

Boston Marriott Newton

Statements of Operations

				Predecessor
	For the Three-Month Period Ended (Unaudited)		July 16, 2009 through December 31, 2009	January 3, 2009 through July 15, 2009	Fiscal Year Ended January 2, 2009
	March 31, 2010	March 27, 2009

Departmental revenues:
Rooms	$2,761,697	$2,542,451	$6,395,496	$6,925,986	$16,320,989
Food and beverage	2,498,645	2,146,041	5,237,785	5,613,763	11,545,529
Other	193,607	184,589	516,149	924,498	1,082,793

Total departmental revenues	5,453,949	4,873,081	12,149,430	13,464,247	28,949,311

Departmental expenses:
Rooms	936,644	785,930	1,742,584	1,953,028	4,111,619
Food and beverage	1,569,574	1,502,161	3,021,880	3,680,820	7,996,950
Other	75,763	134,281	218,100	326,946	738,558

Total departmental expenses	2,581,981	2,422,372	4,982,564	5,960,794	12,847,127

Operating expenses:
Administrative and general	444,547	535,557	1,025,951	1,407,708	2,611,306
Marketing	713,112	369,341	1,622,178	1,109,913	1,893,995
Depreciation	385,570	1,341,523	461,836	2,357,883	5,563,725
Repairs and maintenance	281,001	351,675	473,793	845,803	1,600,865
Utilities	363,185	436,634	782,813	1,038,315	1,812,299
Management fee	163,619	146,192	364,483	403,927	901,687
Real estate and other property taxes	203,748	170,510	387,949	431,469	664,888
Amortization	12,716	—	25,432	—	—
Insurance	37,101	11,355	71,344	25,631	53,556
Other	—	18,432	—	43,008	80,601

Total operating expenses	2,604,599	3,381,219	5,215,779	7,663,657	15,182,922

Other income (expenses):
Gain due to acquisition of the Hotel	—	—	10,900,000	—	—
Closing costs relating to the acquisition of the Hotel	—	—	(1,027,769)	—	—
Interest expense	(299,998)	—	(387,263)	—	—

	(299,998)	—	9,484,968	—	—

Net (loss) income	$(32,629)	$(930,510)	$11,436,055	$(160,204)	$919,262

See notes to financial statements.

3

Boston Marriott Newton

Statements of Net Assets

Total
Predecessor
Balance, December 29, 2007	$19,314,477
Net income	919,262
(Distributions to) contributions from owners, net	624,918

Balance, January 2, 2009	$20,858,657
Net loss	(160,204)
(Distributions to) contributions from owners, net	807,493

Balance, July 15, 2009	$21,505,946

CR/TPG
Balance, July 16, 2009	$20,250,992
Net income	11,436,055
(Distributions to) contributions from owners, net	(1,700,000)
Unrealized loss on interest rate swap contracts	(258,724)

Balance, December 31, 2009	$29,728,323
Net loss (unaudited)	(32,629)
(Distributions to) contributions from owners, net (unaudited)	(100,000)
Unrealized loss on interest rate swap contracts (unaudited)	(458,991)

Balance, March 31, 2010 (unaudited)	$29,136,703

See notes to financial statements.

4

Boston Marriott Newton

Statements of Cash Flows

				Predecessor
	For the Three-Month Period Ended		July 16, 2009 through	January 3, 2009 through	Fiscal Year Ended
	(Unaudited)
	March 31, 2010	March 27, 2009	December 31, 2009	July 15, 2009	January 2, 2009
Operating activities
Net (loss) income	$(32,629)	$(930,510)	$11,436,055	$(160,204)	$919,262
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	385,570	1,341,523	461,836	2,357,883	5,563,725
Amortization of deferred financing costs	12,716	—	25,432		—
Provision for doubtful accounts	—	—	—	5,271	6,331
Gain due to acquisition of Hotel	—	—	(10,900,000)	—	—
Closing costs relating to the acquisition of the Hotel	—	—	1,027,769	—	—
Changes in operating assets and liabilities:
Accounts receivable	(314,139)	(90,196)	(259,563)	(139,466)	634,458
Inventory	(6,628)	14,282	2,058	16,702	(8,257)
Prepaid expense and other assets	55,868	(184,508)	(4,336)	334,344	(388,400)
Accounts payable and accrued expenses	83,608	(401,296)	987,090	(429,644)	(1,244,719)
Advanced deposits	52,165	109,461	(86,590)	40,704	(102,700)

Net cash provided by (used in) operating activities	236,531	(141,244)	2,689,751	2,025,590	5,379,700

Investing activities
Building improvement costs and equipment purchases	(4,102,118)	(1,807,415)	(3,868,749)	(3,005,171)	(7,107,905)
Restricted cash	97,755	—	(782,287)	—	—

Net cash (used in) provided by investing activities	(4,004,363)	(1,807,415)	(4,651,036)	(3,005,171)	(7,107,905)

Financing activities
Repayment of loans	(39,559)	—	(52,745)	—	—
Additional loan borrowings	4,099,274	—	3,792,236	—	—
Capital (distributions) contributions, net	(100,000)	1,396,401	(1,700,000)	807,493	624,918

Net cash provided by (used in) financing activities	3,959,715	1,396,401	2,039,491	807,493	624,918

Net increase (decrease) in cash and cash equivalents	191,883	(552,258)	78,206	(172,088)	(1,103,287)
Cash and cash equivalents at beginning of period	888,037	1,077,788	809,831	1,077,788	2,181,075

Cash and cash equivalents at end of period	$1,079,920	$525,530	$888,037	$905,700	$1,077,788

Supplemental cash flow information
Cash paid for interest	$266,973	$—	$312,848	$—	$—

See notes to financial statements.

5

Boston Marriott Newton

Financial Statements

March 31, 2010 (unaudited), December 31, 2009 and January 2, 2009

1. Organization and Presentation

Organization

Boston Marriott Newton (the Hotel) is a 430 room hotel with a restaurant, lounge, ballrooms and meeting space located in Newton, Massachusetts. The Hotel is owned by CR/TPG Newton Hotel, LLC (the Owner or CR/TPG) during the period from July 16, 2009 through December 31, 2009 and by Chesapeake Hotel Limited Partnership, a subsidiary of Host Hotels & Resorts, Inc. (collectively as Host), during the period from January 3, 2009 through July 15, 2009 and for the fiscal year ended January 2, 2009. Host is commonly referred to as the Predecessor. As a result of the purchase of the Hotel on July 16, 2009, the Owner recorded certain of the Hotel’s assets and liabilities on a basis different from the Predecessor. As a result of the purchase, the Predecessor financial statements are not comparable to the Owner.

The Hotel is operated and managed by TPG Hospitality, Inc, an affiliate of the Owner, through a management agreement for the period from July 16, 2009 through December 31, 2009, and by Marriott International, Inc. through a management agreement for the period from January 3, 2009 through July 15, 2009 and the fiscal year ended January 2, 2009.

On July 2, 2010, the Owner entered into a purchase and sale agreement with Chesapeake Lodging Trust for the sale of the Hotel for $77,250,000 plus customary pro-rated amounts, effective June 30, 2010. The sale closed on July 30, 2010.

Basis of Presentation

The accompanying financial statements have been prepared for purposes of enabling Chesapeake Lodging Trust to comply with certain requirements of the Securities and Exchange Commission. The financial statements as of December 31, 2009 and January 2, 2009, and for the three-month periods ended March 31, 2010 (unaudited) and March 27, 2009 (unaudited), and the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009 include assets, liabilities and results of operations of the Hotel and not the limited liability company or limited partnership that owned the Hotel during the respective periods.

Boston Marriott Newton

Financial Statements (continued)

1. Organization and Presentation (continued)

On July 16, 2009, CR/TPG purchased the Hotel from Host for a purchase price of $28,914,623. The purchase price including purchase price adjustments was allocated to the net assets purchased based on their approximate fair market value as follows:

Current assets	$255,438
Land	12,740,000
Building	26,763,929
Furniture, fixtures and equipment	396,071
Liabilities assumed	(340,815)

Net assets acquired	39,814,623
Gain on acquisition of property	(10,900,000)

Net purchase price	$28,914,623

As a result of CR/TPG’s ability to provide a substantial equity down payment and successfully secure financing at acceptable terms in an extremely difficult economic environment, as well as, being able to provide both construction management capabilities for the Hotel’s impending material renovation and significant hotel management experience, CR/TPG was able to acquire the Hotel at a cost below its current fair value.

Also, there were $1,027,769 of closing costs incurred in connection with the acquisition of the Hotel which have been expensed in the accompanying statements of operations.

Boston Marriott Newton

Financial Statements (continued)

1. Organization and Presentation (continued)

The following presents the balance sheets of the Predecessor on a historical cost basis immediately before the sale and of the Hotel after the sale, reflecting initial capitalization, funding of debt, and the payment of cash at the time of sale.

	Predecessor July 15, 2009	Successor July 16, 2009
Assets
Property and equipment, net	$21,505,946	$39,900,000
Cash	905,700	809,831
Accounts receivable, net	685,782	147,239
Inventories	64,158	53,754
Deferred financing costs	—	356,050
Prepaid expenses and other assets	272,201	353,853

Total assets	$23,433,787	$41,620,727

Liabilities and net assets
Accounts payable	$103,129	$412,601
Advanced deposits	306,700	306,700
Accrued expenses and other liabilities	1,518,012	28,203
Mortgage debt payable	—	10,750,000

Total liabilities	1,927,841	11,497,504
Net assets	21,505,946	30,123,223

Total liabilities and net assets	$23,433,787	$41,620,727

The Successor’s net assets as of July 16, 2009 include a gain on the acquisition of the Hotel of $10,900,000 and closing costs incurred in connection with the acquisition of $1,027,769 which are included in the accompanying statements of operations.

Fiscal Year

The Owner’s fiscal year is on a calendar year basis and thus the Hotel’s 2009 Fiscal Year ended December 31, 2009. The Predecessor’s fiscal year ended on the Friday nearest December 31 and thus the Hotel’s 2008 Fiscal Year ended January 2, 2009.

Boston Marriott Newton

Financial Statements (continued)

2. Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in conformity with U.S. generally accepted accounting principles. The following is a summary of the Hotel’s significant accounting policies:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the realizability of accounts receivable, useful lives of real estate for purposes of determining depreciation expense and assessments as to whether there is impairment in the value of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition

Departmental revenue represents revenue derived from room, food, beverage and parking. Room revenue is recognized as room-stays occur. Food, beverage and parking are recognized when the service is provided. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable that is estimated to be uncollectible. The Hotel recorded $0 (unaudited), $0 and $12,674 as an allowance for doubtful accounts as of March 31, 2010 (unaudited), December 31, 2009 and January 2, 2009, which is included in accounts receivable, net on the accompanying balance sheets.

Inventory

Inventory, consisting of food and beverage, is stated at the lower of cost, using the first-in, first-out (FIFO) method, or market value.

Restricted Cash

Restricted cash includes cash reserves for property taxes, insurance, and capital improvements as required by the debt agreement. The restricted cash balance is not available for use in the Hotel’s operations.

Boston Marriott Newton

Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Prior to July 16, 2009, property and equipment was recorded at cost less accumulated depreciation. Property and equipment has been adjusted to fair value as of July 16, 2009, as a result of the acquisition by CR/TPG. All repairs and maintenance are expensed as incurred.

Depreciation is provided over the estimated useful lives of the assets, primarily on the straight-line method. Useful lives assigned to property and equipment are as follows:

Building and building improvements	39 years
Furniture, fixtures and equipment	3 to 10 years

Construction-in-progress represents accumulated costs and deposits on renovation and capital improvement projects that have not been completed and therefore, not yet placed in service. Construction-in-progress includes contract costs to date for labor, materials, overhead and required deposits.

Impairment of Long-Lived Assets

The Hotel evaluates long-lived assets such as property and equipment, and intangible assets, subject to amortization, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment loss is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment losses were recorded for the three-month periods ended March 31, 2010 (unaudited) and March 27, 2009 (unaudited), for the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009.

Boston Marriott Newton

Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Deferred Financing Fees

Deferred financing fees are bank fees and other costs incurred in obtaining financing or refinancing that are amortized on a straight-line basis, which approximates the effective interest method, over the term of the related debt. Amortization expense was $12,716 (unaudited) for the three-month period ended March 31, 2010 (unaudited) and $25,432 for the period from July 16, 2009 through December 31, 2009. Accumulated amortization was $38,148 (unaudited) and $25,432 as of March 31, 2010 (unaudited) and December 31, 2009, respectively. There were no deferred financing fees during the Predecessor’s ownership.

Concentration of Credit Risk

Financial instruments which potentially subject the Hotel to concentrations of credit risk consist principally of cash and accounts receivable. The Hotel places its cash in highly rated financial institutions. Federal Deposit Insurance Corporation (FDIC) coverage for deposit accounts increased temporarily to $250,000 per depositor through December 31, 2009. As of March 31, 2010 (unaudited), December 31, 2009 and January 2, 2009, the Hotel had deposits of approximately $1,251,000 (unaudited), $1,230,000 and $0, respectively, in excess of the FDIC insured limits. The Hotel has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk on cash. The financial stability of these institutions is continually reviewed by the Hotel’s senior management.

Interest Rate Swaps

Effective July 16, 2009, the Hotel uses a derivative financial instrument in the form of interest rate swap agreements to hedge certain forecasted transactions such as the potential impact of increases in interest rates on the value of its floating-rate debt. These hedges are designated and documented at their inception as a cash flow hedge and are evaluated for effectiveness annually. The interest rate swaps are carried in the balance sheet at fair value, which is an estimate of the net present value of the expected cash flows of the transactions between the Hotel and the bank over the life of the related interest rate swap agreement. The effective portion of the gain or loss on the hedge is reported as a component of net assets and is reclassified into earnings when the hedged transactions affect earnings. If the transaction being hedged fails to occur, or if a portion of any derivative is ineffective, the Hotel will immediately recognize the related gain or loss on

Boston Marriott Newton

Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

the associated financial instrument in interest expense. The Hotel had no ineffective hedged transactions during the period from July 16, 2009 through December 31, 2009 and for the three-month period ended March 31, 2010 (unaudited).

Income Taxes

The owners of the Hotel are a limited liability company (LLC) and limited partnership (LP) and under the existing provisions of the Internal Revenue Code, income and losses of the LLC and LP flow through to the members of the LLC and LP; accordingly, no provision for income taxes has been provided for in the accompanying financial statements of the Hotel.

New Accounting Pronouncements

Effective July 1, 2009, the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC or Codification) is the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP). The adoption of the FASB ASC does not impact the Hotel’s financial statements; however, the Hotel’s references to accounting literature within its notes to financial statements reflect the Codification as of and for the year ended December 31, 2009 and January 2, 2009.

The Hotel adopted FAS No. 157 or ASC 820 on December 29, 2007, which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption did not have a material impact on the financial statements.

The Hotel adopted FAS No. 141(R) or ASC 805 on January 3, 2009. This topic significantly changed how a reporting enterprise accounts for the acquisition of a business in fiscal years beginning after December 31, 2008. It applies to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which was the beginning of the 2009 fiscal year; thus, applicable to CR/TPG’s acquisition of the Hotel (refer to Note 1).

Boston Marriott Newton

Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The Hotel adopted FAS No. 160 or ASC 820-10-65-1 on January 3, 2009, which establishes new accounting and reporting standards for noncontrolling interests, previously known as minority interests, in a subsidiary and for the deconsolidation of a subsidiary. This topic is applied prospectively for fiscal years and interim periods within those fiscal years, beginning with the current fiscal year, except for the presentation and disclosure requirements, which are applied retrospectively for all periods presented. The adoption of this topic did not have a material impact on the financial statements.

3. Restricted Cash

The Hotel maintains restricted cash reserves for property taxes, insurance, and capital improvements as required by the debt agreement. Restricted cash consists of the following:

	March 31, 2010 (unaudited)	December 31, 2009	January 2, 2009
Property taxes	$169,038	$207,545	$—
Property insurance	260,776	188,378	—
Capital improvements	254,718	311,374	—
License reserve	—	74,990	—

	$684,532	$782,287	$—

Boston Marriott Newton

Financial Statements (continued)

4. Property and Equipment

Property and equipment consists of the following:

	March 31, 2010 (unaudited)	December 31, 2009	January 2, 2009
Land	$12,740,000	$12,740,000	$3,078,844
Land improvements	389,331	375,028	—
Buildings, improvements, furniture and fixtures	33,462,601	30,180,470	54,800,459
Construction-in-progress	1,883,964	1,218,547	1,164,042
Machinery and equipment	240,346	221,557	12,065,844
Computer equipment and software	304,724	303,041	—

	49,020,966	45,038,643	71,109,189
Less: Accumulated depreciation	847,407	461,836	50,250,532

Property and equipment, net	$48,173,559	$44,576,807	$20,858,657

Depreciation expense related to real estate totaled $385,570 (unaudited) and $1,341,523 (unaudited) for three-month periods ended March 31, 2010 (unaudited) and March 27, 2009 (unaudited), respectively, and $461,836, $2,357,883, and $5,563,725 for the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009, respectively.

Boston Marriott Newton

Financial Statements (continued)

5. Long-Term Debt and Interest Rate Swap Contract

Long-term debt consists of the following:

	March 31, 2010 (unaudited)	December 31, 2009	January 2, 2009
Acquisition loan – All outstanding principal and interest due July 16, 2016. The note bears interest at 4% above the one-month LIBOR rate (0.23% at December 31, 2009) and payable monthly (the interest rate has been fixed at 7.32% through an interest rate swap agreement). Interest only through August 31, 2009; thereafter, monthly installments based on a 25 year amortization. The note is secured by all property and equipment of the Hotel.	$10,657,696	$10,697,255	$—
Renovation loan – All outstanding principal and interest due July 16, 2016. Total available borrowings of $14 million. The note bears interest at 4% above the one-month LIBOR rate (0.23% at December 31, 2009) and payable monthly (the interest rate has been fixed at 7.59% through an interest rate swap agreement). Interest only through February 2011; thereafter, monthly installments based on a 23.5 year amortization. The note is secured by all property and equipment of the Hotel.	7,891,510	3,792,236	—

Total	$18,549,206	$14,489,491	$—

Boston Marriott Newton

Financial Statements (continued)

5. Long-Term Debt and Interest Rate Swap Contract (continued)

At December 31, 2009, long-term debt maturities for each of the next five years are as follows:

2010	$162,189
2011	367,849
2012	431,859
2013	466,471
2014	502,217
Thereafter	12,558,906

$14,489,491

Interest expense totaled $299,998 (unaudited) for three-month period ended March 31, 2010 (unaudited) and $387,263 for the period from July 16, 2009 through December 31, 2009. There was no long-term during the Predecessor’s ownership.

Effective July 16, 2009, the Hotel entered into two interest rate swap agreements with a bank, fixing the variable portion of the rate on the $10,750,000 acquisition loan and the $14,000,000 renovation loan at a rate of 3.32% and 3.59%, respectively. The net differential due to the interest rate swap agreements is recognized currently as an increase to interest expense and totaled $128,423 (unaudited) for the three-month period ended March 31, 2010 and $153,329 for the period from July 16, 2009 through December 31, 2009. Based upon the terms of the swap agreements and the anticipated balance of the related debt during the remaining term of the swap agreement, management has determined that the swap agreements qualify as highly effective hedges under current accounting standards. Accordingly, the Hotel has reflected the swap agreements in the financial statements at the current market values based upon the current rates in effect as compared to the respective fixed rates. At March 31, 2010 (unaudited) and December 31, 2009, based on the market value of the swaps, the Hotel has recorded a liability of $717,715 (unaudited) and $258,724, respectively, which is included in accrued expenses and other liabilities on the accompanying balance sheets. The change in the fair value of the swaps is recorded as a component of net assets on the accompanying statements of net assets.

Boston Marriott Newton

Financial Statements (continued)

6. Fair Value Measurement

Fair Value Hierarchy

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, as of the measurement date. Authoritative guidance establishes a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (also referred to as observable inputs). The following summarizes the fair value hierarchy:

•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•

Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant observable inputs are available, either directly or indirectly, such as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 – Prices or valuations that require inputs that are unobservable.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Hotel’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Boston Marriott Newton

Financial Statements (continued)

6. Fair Value Measurement (continued)

Items Measured at Fair Value on a Recurring Basis

The Hotel’s financial assets and liabilities that are reported at fair value in the accompanying balance sheet as of March 31, 2010 (unaudited) and December 31, 2009 and are as follows:

	Fair Value Measurements
	Level 1	Level 2	Level 3
Interest rate swap agreements (negative fair value)	$—	$(258,724)	$—

December 31, 2009		(258,724)
Change in value (unaudited)	—	(458,991)	—

March 31, 2010 (unaudited)	$—	$(717,715)	$—

Interest rate swaps (derivatives) are valued by an estimate of the net present value of the expected cash flows from each transaction between the Hotel and counterparty using relevant mid-market data inputs and based on the assumption of no unusual market conditions or forced liquidation.

7. Profit Sharing Plan

Effective July 16, 2009, the Hotel maintains a profit sharing plan with a 401(k) provision (the Plan) covering substantially all employees who meet minimum age and service requirements. The Hotel may at its discretion make a matching contribution of 50% of elective deferrals up to 6% of the employee’s compensation. All matching contributions have been frozen effective as of July 16, 2009. The Hotel may also make non-elective contributions to the Plan. The Hotel made no matching contributions to the Plan for the three-month period ended March 31, 2010 (unaudited) and for the period from July 16, 2009 to December 31, 2009.

8. Related Party Transactions

Effective July 16, 2009, the Hotel has entered into a management agreement with TPG Hospitality, Inc. to operate and manage the Hotel. Certain members of the Owner of the Hotel are also members of TPG Hospitality, Inc. TPG Hospitality, Inc. is paid a base management fee equal to 3% of the hotel’s gross operating revenues. TPG Hospitality, Inc. is also entitled to receive reimbursement for certain costs and expenses as provided for in the agreement.

Boston Marriott Newton

Financial Statements (continued)

8. Related Party Transactions (continued)

Management fees for the three-month period ended March 31, 2010 (unaudited) and for the period from July 16, 2009 to December 31, 2009 were $155,366 (unaudited) and $345,223, respectively. This management agreement is assigned to the lender and all management fees are subordinated to the Hotel’s lender.

The Hotel also purchases its insurance through TPG Hospitality, Inc. for casualty, as well as, workers compensation. For the three-month period ended March 31, 2010 (unaudited) and for the period from July 16, 2009 to December 31, 2009, insurance fees for casualty and workers compensation were $60,752 (unaudited) and $51,469, respectively.

TPG Hospitality, Inc. also charges other group service and miscellaneous fees to the Hotel. Other fees incurred were $15,223 (unaudited) and $68,370 for the three-month period ended March 31, 2010 (unaudited) and for the period from July 16, 2009 to December 31, 2009, respectively.

In addition, the Hotel has entered into a construction contract with TPG Construction, Inc. effective July 16, 2009 to renovate the Hotel. Certain members of the Owner of the Hotel are also members of TPG Construction, Inc. The amount of the contract is $14,000,000 and includes construction management fees equal to 3% of total construction costs. TPG Construction, Inc. also charges the Hotel for other project related costs. Total construction completed, net of related management fees, was $5,121,935 (unaudited) and $4,914,507 for the three-month period ended March 31, 2010 (unaudited) and for the period from July 16, 2009 to December 31, 2009, respectively. Construction management fees for three-month period ended March 31, 2010 and for the period from July 16, 2009 to December 31, 2009 were $127,437 (unaudited) and $147,623, respectively. The Hotel also advanced funds to TPG Construction, Inc.

Boston Marriott Newton

Financial Statements (continued)

8. Related Party Transactions (continued)

At March 31, 2010 (unaudited) and December 31, 2009, the Hotel had the following related balances:

	March 31, 2010 (Unaudited)	December 31, 2009
Advances:
TPG Construction, Inc.	$200,000	$200,000

Payables:
TPG Construction, Inc.	$1,150,098	$1,269,894
TPG Hospitality, Inc.	126,001	219,402

	$1,276,099	$1,489,296

Advances to TPG Construction, Inc. are included in prepaid expenses and other assets, and payables to TPG Hospitality, Inc. are included in accounts payable on the accompanying balance sheets.

9. Leases

Operating Leases – Expense

The Hotel leases certain vehicles, fitness equipment and office equipment under non-cancelable operating leases. The leases require the Hotel to pay all maintenance and other costs.

The following is a schedule by years of future minimum rental payments to be made under all non-cancelable operating leases:

Amount
Years Ending December 31,
2010	$32,577
2011	8,059
2012	2,171

$42,807

Boston Marriott Newton

Financial Statements (continued)

9. Leases (continued)

Operating Leases – Income

The Hotel obtains operating revenue from antenna license agreements through monthly lease payments as provided for under non-cancelable operating leases which is included in other departmental revenues on the accompanying statements of operations.

Antenna leases provide for guaranteed minimum rent, plus charges to cover certain operating expenses. Total rents received under the non-cancelable operating lease were $44,618 (unaudited) and $0 (unaudited) for the three-month periods ended March 31, 2010 (unaudited) and March 27, 2009 (unaudited), respectively, and $80,374, $0 and $0 for the periods from July 16, 2009 through December 31, 2009, January 3, 2009 through July 15, 2009, and for the fiscal year ended January 2, 2009, respectively. The following is a schedule by years of minimum future rentals on the non-cancelable tenant operating leases:

Amount
Years Ending December 31,
2010	$156,008
2011	139,179
2012	98,774
2013	52,232

$446,193

10. Commitments and Contingencies

The Hotel has entered into a franchise agreement with Marriott International, Inc. for a twenty year period beginning in July 2009. An initial application fee of $129,000 was due prior to the start of the agreement. This initial application fee was expensed as closing costs in the accompanying statements of operations. Franchise fees are payable monthly based on 6% of gross room sales and 3% of gross food and beverage sales at the hotel. Also, the Hotel is to pay a monthly marketing fee of 1% of gross room sales. The Hotel also pays charges relating to training and other work associated with the franchise agreement. Gross room sales are defined as all sales and receipts of every kind from guest room rentals (not including sales taxes).

Boston Marriott Newton

Financial Statements (continued)

10. Commitments and Contingencies (continued)

The Hotel has entered into a management agreement with TPG Hospitality, Inc. to manage the hotel for a twenty year period beginning in July 2009. The base fee is equal to 3% of hotel gross operating revenues payable monthly.

In addition, the Hotel has entered into a construction contract with TPG Construction, Inc. to renovate the Hotel.

11. Supplemental Disclosures to Statement of Cash Flows Non-Cash Investing Activities

The Hotel financed hotel renovations with a construction loan payable of $1,150,098 (unaudited) and $1,269,894 as of March 31, 2010 and December 31, 2009, respectively, which is treated as a non-cash financing and investing activity in the accompanying statements of cash flows.

12. Subsequent Events

On July 2, 2010, CR/TPG entered into a purchase and sale agreement with Chesapeake Lodging Trust for the sale of the Hotel for $77,250,000 plus customary pro-rated amounts, effective June 30, 2010. The sale closed on July 30, 2010.

The Hotel evaluated subsequent events through July 30, 2010, the date the financial statements were available to be issued.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust (the “Company”) was organized in the state of Maryland on June 12, 2009. On January 27, 2010, the Company completed its initial public offering (“IPO”). In conjunction with the IPO, the Company sold additional common shares through private placement transactions and through the exercise of the underwriters’ over-allotment option. The total net proceeds (after deducting initial and deferred underwriting fees and offering costs) generated from the IPO, the private placement transactions, and the exercise of the underwriters’ over-allotment option was approximately $169.4 million.

On March 18, 2010, the Company acquired its first hotel property, the 498-room Hyatt Regency Boston hotel in Boston, Massachusetts for a purchase price of $112.0 million, plus customary pro-rated amounts and closing costs. The effective date of the Hyatt Regency Boston hotel acquisition was March 1, 2010. The results of operations of the Company for the three months ended March 31, 2010 include 31 days of operating results for the Hyatt Regency Boston hotel.

On June 1, 2010, the Company acquired the 188-room Hilton Checkers Los Angeles hotel in Los Angeles, California for a purchase price of $46.0 million, plus customary pro-rated amounts and closing costs.

On July 30, 2010, the Company entered into a credit agreement to obtain a $115.0 million, two-year secured revolving credit facility (the “Credit Facility”) with a syndicate of banks, on which date the Company also made an initial borrowing of $105.0 million. Borrowings under the Credit Facility bear interest equal to LIBOR plus 3.75%, subject to a LIBOR floor of 2.00%.

Also, on July 30, 2010, the Company acquired the 153-room Courtyard Anaheim at Disneyland Resort hotel in Anaheim, California for a purchase price of $25.0 million, plus customary pro-rated amounts and closing costs, and the 430-room Boston Marriott Newton hotel in Newton, Massachusetts for a purchase price of $77.25 million, plus customary pro-rated amounts and closing costs.

The unaudited pro forma balance sheet as of March 31, 2010 is based on the unaudited consolidated balance sheet of the Company as of March 31, 2010 and reflects the borrowing under the Credit Facility and the acquisitions of the Hilton Checkers Los Angeles hotel, Courtyard Anaheim at Disneyland Resort hotel and Boston Marriott Newton hotel as if all four transactions had occurred on March 31, 2010. The unaudited pro forma statements of operations for the three months ended March 31, 2010 and for the year ended December 31, 2009 reflect the completion of the IPO, the borrowing under the Credit Facility, and the acquisitions of the Hyatt Regency Boston hotel, Hilton Checkers Los Angeles hotel, Courtyard Anaheim at Disneyland Resort hotel, and Boston Marriott Newton hotel as if all transactions had been completed at the beginning of the periods presented.

The unaudited pro forma financial information does not purport to represent what the Company’s results of operations or financial condition would actually have been if the completion of the IPO, the borrowing under the Credit Facility, or the acquisitions of the Hyatt Regency Boston hotel, Hilton Checkers Los Angeles hotel, Courtyard Anaheim at Disneyland Resort hotel, and Boston Marriott Newton hotel had in fact occurred at the beginning of the periods presented, or to project the Company’s results of operations or financial condition for any future period. In addition, the unaudited pro forma financial information is based upon available information and upon assumptions and estimates, some of which are set forth in the notes to the unaudited pro forma financial statements, which we believe are reasonable under the circumstances. The unaudited pro forma financial information and accompanying notes should be read in conjunction with the Company’s registration statement on Form S-11 (Reg. No. 333-162184) and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2010.

CHESAPEAKE LODGING TRUST

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2010

(in thousands, except share data)

	Historical Chesapeake Lodging Trust	Acquisition of Hilton Checkers Los Angeles (1)	Credit Facility (2)	Acquisition of Courtyard Anaheim at Disneyland Resort (3)	Acquisition of Boston Marriott Newton (4)	Pro Forma Chesapeake Lodging Trust
ASSETS
Property and equipment, net	$76,068	$45,950	$—	$24,986	$77,250	$224,254
Intangible asset, net	36,083	—	—	—	—	36,083
Cash and cash equivalents	64,895	(46,186)	101,731	(25,205)	(77,388)	17,847
Restricted cash	73	—	387	—	—	460
Accounts receivable, net	1,742	15	—	55	160	1,972
Prepaid expenses and other assets	790	117	—	98	297	1,302
Deferred financing costs	15	—	2,882	—	—	2,897

Total assets	$179,666	$(104)	$105,000	$(66)	$319	$284,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$—	$—	$105,000	$—	$—	$105,000
Accounts payable and accrued expenses	3,610	154	—	68	511	4,343
Deferred underwriting fees	7,586	—	—	—	—	7,586

Total liabilities	11,196	154	105,000	68	511	116,929

Commitments and contingencies

Preferred shares, $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—	—	—	—	—
Common shares, $.01 par value; 400,000,000 shares authorized; 9,349,339 shares issued and outstanding	93	—	—	—	—	93
Additional paid-in capital	169,678	—	—	—	—	169,678
Retained deficit	(1,301)	(258)	—	(134)	(192)	(1,885)

Total shareholders’ equity	168,470	(258)	—	(134)	(192)	167,886

Total liabilities and shareholders’ equity	$179,666	$(104)	$105,000	$(66)	$319	$284,815

Footnotes:

(1)

Reflects the purchase of the Hilton Checkers Los Angeles hotel as if it had occurred on March 31, 2010 for $45,951. The acquisition was funded with proceeds from the Company’s IPO, which was completed on January 27, 2010. The pro forma adjustment reflects the following:

Cash paid of $45,928, net of hotel cash acquired of $23;

Cash paid of $258 for hotel acquisition costs;

Purchase of land, building, and furniture, fixtures and equipment of $45,950; and

Purchase of net working capital of $1.

(2)

Reflects the proceeds, net of deferred financing costs and required insurance and tax escrow deposits, from the initial borrowing under the Company’s revolving credit facility entered into on July 30, 2010.

(3)

Reflects the purchase of the Courtyard Anaheim at Disneyland Resort hotel as if it had occurred on March 31, 2010 for $25,083. The acquisition was funded by a borrowing under the Company’s revolving credit facility, which closed on July 30, 2010. The pro forma adjustment reflects the following:

Cash paid of $25,071, net of hotel cash acquired of $12;

Cash paid of $134 for hotel acquisition costs;

Purchase of land, building, and furniture, fixtures and equipment of $24,986; and

Purchase of net working capital of $97.

(4)

Reflects the purchase of the Boston Marriott Newton hotel as if it had occurred on March 31, 2010 for $77,223. The acquisition was funded by a borrowing under the Company’s revolving credit facility, which closed on July 30, 2010. The pro forma adjustment reflects the following:

Cash paid of $77,196, net of hotel cash acquired of $27;

Cash paid of $192 for hotel acquisition costs;

Purchase of land, building, and furniture, fixtures and equipment of $77,250; and

Assumption of net working capital deficit of $27.

CHESAPEAKE LODGING TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands, except share and per share data)

	Historical Chesapeake Lodging Trust	Acquisition of Hyatt Regency Boston (1)	Acquisition of Hilton Checkers Los Angeles (2)	Credit Facility (3)	Acquisition of Courtyard Anaheim at Disneyland Resort (4)	Acquisition of Boston Marriott Newton (5)	Pro Forma Adjustments		Pro Forma Chesapeake Lodging Trust
REVENUE
Rooms	$1,807	$2,541	$2,476	$—	$1,164	$2,762	$—		$10,750
Food and beverage	528	688	510	—	114	2,499	—		4,339
Other	86	106	301	—	72	193	—		758

Total revenue	2,421	3,335	3,287	—	1,350	5,454	—		15,847

EXPENSES
Hotel operating expenses:
Rooms	467	713	625	—	282	937	—		3,024
Food and beverage	429	709	503	—	88	1,569	—		3,298
Other direct	46	124	62	—	22	76	—		330
Indirect	882	1,928	1,159	—	459	2,206	—		6,634

Total hotel operating expenses	1,824	3,474	2,349	—	851	4,788	—		13,286
Depreciation and amortization	208	811	1,031	—	276	399	(943	)(6)	1,782
Intangible asset amortization	22	32	—	—	—	—	76	(7)	130
Corporate general and administrative:
Share-based compensation	400	—	—	—	—	—	44	(8)	444
Hotel property acquisition costs	674	—	—	—	—	—	629	(9)	1,303
Other	687	—	—	—	—	—	636	(10)	1,323

Total operating expenses	3,815	4,317	3,380	—	1,127	5,187	442		18,268

Operating income (loss)	(1,394)	(982)	(93)	—	223	267	(442)		(2,421)

Interest income	49	—	161	—	—	—	(161	)(11)	49
Interest expense	—	—	(294)	(1,881)	(294)	(300)	888	(12)	(1,881)
Gain on derivatives	—	—	—	—	210	—	(210	)(13)	—

Income (loss) before income taxes	(1,345)	(982)	(226)	(1,881)	139	(33)	75		(4,253)

Income tax benefit (expense)	44	—	—	—	—	—	(39	)(14)	5

Net income (loss)	$(1,301)	$(982)	$(226)	$(1,881)	$139	$(33)	$36		$(4,249)

Net loss per share:
Basic	$(0.14)								$(0.47)
Diluted	$(0.14)								$(0.47)

Weighted-average number of common shares outstanding:
Basic	9,061,090								9,098,647	(15)
Diluted	9,061,090								9,098,647	(15)

Footnotes:

(1)	Reflects the results of operations of the Hyatt Regency Boston hotel prior to the effective date of the Company’s acquisition of the hotel on March 1, 2010.
(2)	Reflects the historical unaudited statement of operations of the Hilton Checkers Los Angeles hotel for the three months ended March 31, 2010.
(3)

Reflects the interest expense, including amortization of deferred financing costs, associated with the initial borrowing of $105 million under the Company’s revolving credit facility entered into on July 30, 2010.

(4)	Reflects the historical unaudited statement of operations of the Courtyard Anaheim at Disneyland Resort hotel for the three months ended March 31, 2010.
(5)	Reflects the historical unaudited statement of operations of the Boston Marriott Newton hotel for the three months ended March 31, 2010.
(6)

Reflects adjustment to depreciation expense based on the Company’s cost basis in the acquired hotel properties and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and seven years for furniture, fixtures and equipment.

(7)

Reflects adjustment to amortization of intangible asset expense based on the Company’s cost basis in the acquired long-term air rights contract associated with the Hyatt Regency Boston hotel and its accounting policy for amortization. Intangible asset amortization is computed using the straight-line method over the term of the contract, which expires in 2079.

(8)

Reflects adjustment to record full three months of share-based compensation expense for the Company’s board of trustees and executives with management contracts as if the Company had commenced operations on January 1, 2010.

(9)	Reflects adjustment to record transaction costs incurred to acquire the Hilton Checkers Los Angeles, Courtyard Anaheim at Disneyland Resort, and Boston Marriott Newton hotels.
(10)

Reflects adjustment to record full three months of corporate general and administrative expenses, including employee payroll and benefits, board of trustees fees, investor relations costs, professional services fees, and other costs of being a public company as if the Company had commenced operations on January 1, 2010.

(11)	Reflects removal of historical interest income associated with a note receivable not assumed in conjunction with the acquisition of the Hilton Checkers Los Angeles hotel.
(12)

Reflects removal of historical interest expense associated with debt not assumed in conjunction with the acquisitions of the Hilton Checkers Los Angeles, Courtyard Anaheim at Disneyland Resort, and Boston Marriott Newton hotels.

(13)	Reflects removal of historical gain on derivatives associated with an interest rate swap contract not assumed in conjunction with the acquisition of the Courtyard Anaheim at Disneyland Resort hotel.
(14)	Reflects adjustment to record pro forma income taxes related to the Company’s taxable REIT subsidiary subsequent to the hotel acquisitions.
(15)	Reflects number of common shares issued and outstanding as if the Company’s IPO and private placement transactions had occurred on January 1, 2010.

CHESAPEAKE LODGING TRUST

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(in thousands, except share and per share data)

	Historical Chesapeake Lodging Trust (1)	Acquisition of Hyatt Regency Boston (2)	Acquisition of Hilton Checkers Los Angeles (3)	Credit Facility (4)	Acquisition of Courtyard Anaheim at Disneyland Resort (5)	Acquisition of Boston Marriott Newton (6)	Pro Forma Adjustments		Pro Forma Chesapeake Lodging Trust
REVENUE
Rooms	$—	$24,120	$9,519	$—	$4,624	$13,321	$—		$51,584
Food and beverage	—	8,193	1,742	—	455	10,852	—		21,242
Other	—	1,044	968	—	348	1,441	—		3,801

Total revenue	—	33,357	12,229	—	5,427	25,614	—		76,627

EXPENSES
Hotel operating expenses:
Rooms	—	6,153	2,481	—	1,061	3,695	—		13,390
Food and beverage	—	5,596	1,770	—	350	6,703	—		14,419
Other direct	—	637	218	—	95	545	—		1,495
Indirect	—	11,533	4,345	—	1,855	10,035	—		27,768

Total hotel operating expenses	—	23,919	8,814	—	3,361	20,978	—		57,072
Depreciation and amortization	—	4,409	4,003	—	1,104	2,845	(5,232	)(7)	7,129
Intangible asset amortization	—	197	—	—	—	—	322	(8)	519
Corporate general and administrative:
Share-based compensation	—	—	—	—	—	—	1,774	(9)	1,774
Hotel property acquisition costs	—	—	—	—	—	1,028	275	(10)	1,303
Other	—	—	—	—	—	—	5,293	(11)	5,293

Total operating expenses	—	28,525	12,817	—	4,465	24,851	2,432		73,090

Operating income (loss)	—	4,832	(588)	—	962	763	(2,432)		3,537
Interest income	—	4	659	—	—	—	(637	)(12)	26
Interest expense	—	—	(1,236)	(7,524)	(1,471)	(387)	3,094	(13)	(7,524)
Gain on hotel acquisition	—	—	—	—	—	10,900	(10,900	)(14)	—
Gain on derivatives	—	—	—	—	840	—	(840	)(15)	—

Income (loss) before income taxes	—	4,836	(1,165)	(7,524)	331	11,276	(11,715)		(3,961)
Income tax expense	—	—	—	—	—	—	(391	)(16)	(391)

Net income (loss)	$—	$4,836	$(1,165)	$(7,524)	$331	$11,276	$(12,106)		$(4,352)

Net loss per share:
Basic	$—								$(0.48)
Diluted	$—								$(0.48)
Weighted-average number of common shares outstanding:
Basic	100,000								9,098,647	(17)
Diluted	100,000								9,098,647	(17)

Footnotes:

(1)	The company had no operations for the year ended December 31, 2009.
(2)	Reflects the historical audited statement of operations of the Hyatt Regency Boston hotel for the year ended December 31, 2009.
(3)	Reflects the historical audited statement of operations of the Hilton Checkers Los Angeles hotel for the year ended December 31, 2009.
(4)

Reflects the interest expense, including amortization of deferred financing costs, associated with the initial borrowing of $105 million under the Company’s revolving credit facility entered into on July 30, 2010.

(5)	Reflects the historical audited statement of operations of the Courtyard Anaheim at Disneyland Resort hotel for the year ended December 31, 2009.
(6)	Reflects the historical audited statement of operations of the Boston Marriott Newton hotel for period from January 3, 2009 through December 31, 2009.
(7)

Reflects adjustment to depreciation expense based on the Company’s cost basis in the acquired hotel properties and its accounting policy for depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 40 years for building and seven years for furniture, fixtures and equipment.

(8)

Reflects adjustment to amortization of intangible asset expense based on the Company’s cost basis in the acquired long-term air rights contract associated with the Hyatt Regency Boston hotel and its accounting policy for amortization. Intangible asset amortization is computed using the straight-line method over the term of the contract, which expires in 2079.

(9)	Reflects adjustment to record full year share-based compensation expense for the Company’s board of trustees and executives with management contracts.
(10)

Reflects adjustment to remove historical transaction costs incurred with the previous sale of the Boston Marriott Newton hotel on July 16, 2009 and to record transaction costs incurred to acquire the hotel properties.

(11)

Reflects adjustment to record full year corporate general and administrative expenses, including employee payroll and benefits, board of trustees fees, investor relations costs, professional services fees, and other costs of being a public company.

(12)	Reflects removal of historical interest income associated with a note receivable not assumed in conjunction with the acquisition of the Hilton Checkers Los Angeles hotel.
(13)

Reflects removal of historical interest expense associated with debt not assumed in conjunction with the acquisitions of the Hilton Checkers Los Angeles, Courtyard Anaheim at Disneyland Resort, and Boston Marriott Newton hotels.

(14)	Reflects removal of historical gain on hotel acquisition associated with the previous sale of the Boston Marriott Newton hotel on July 16, 2009.
(15)	Reflects removal of historical gain on derivatives associated with an interest rate swap contract not assumed in conjunction with the acquisition of the Courtyard Anaheim at Disneyland Resort hotel.
(16)	Reflects adjustment to record pro forma income taxes related to the Company’s taxable REIT subsidiary subsequent to the hotel acquisitions.
(17)	Reflects number of common shares issued and outstanding as if the Company’s IPO and private placement transactions had occurred on January 1, 2009.